Exhibit 10.36

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is made and entered into as of November 20, 2014, by and between DCT 6TH & ROCHESTER LLC, a Delaware limited liability company, as successor-in-interest to Sixth and Rochester, LLC, a California limited liability company (“Landlord”), and MONOPRICE, INC., a California corporation (“Tenant”).

RECITALS

WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Lease Agreement dated June 2, 2009, as amended by that certain First Amendment to Lease Agreement dated August 25, 2009, as further amended by that certain Second Amendment to Lease Agreement dated September 23, 2009, and as further amended by that certain Third Amendment to Lease Agreement dated October 16, 2009 (such lease and all amendments and modifications thereto are collectively hereinafter referred to as the “Lease”), whereby Tenant agreed to lease certain premises consisting of approximately 172,998 rentable square feet (the “Premises”) in the building located at 11701 6th Street, Rancho Cucamonga, California (the “Building”); and

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

a.Defined Terms; Recitals. Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Lease. The recitals set forth above are hereby incorporated into the body of this Fourth Amendment as if fully restated herein.

b.Extension Term. As of August 1, 2015 (the “Extension Term Commencement Date”), the Lease Term shall be extended for an additional period of twenty-four (24) full calendar months (the “Extension Term”), so that the expiration date of the Lease shall thereby be July 31, 2017 (the “Expiration Date”).

c.Base Rent. From and after the Extension Term Commencement Date, the Base Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period            Monthly Base Rent
August 1, 2015 through July 31, 2016        $69,199.20
August 1, 2016 through July 31, 2017    $72,659.16

d.Additional Rent. In addition to the Base Rent and other provisions as set forth above, Tenant shall remain obligated for the payment (to Landlord or such other party as may expressly and specifically be required under the Lease) of Additional Rent, and any other charges or amounts due under the Lease, in accordance with the provisions of the Lease.

e.Additional Security Deposit. The parties hereby acknowledge that Landlord currently holds a Security Deposit under the Lease in the amount of $53,629.00 (“Existing Security Deposit”). The parties further agree that the Existing Security Deposit under the Lease shall be increased by $19,016.16 (“Security Deposit Increase”), so that the total Security Deposit for the Premises under the Lease shall be $72,659.16 throughout the remainder of the Lease Term. The Security Deposit Increase shall be paid by Tenant on or before the Extension Term Commencement Date.

f.Exterior Painting. Tenant shall, at Tenant’s sole cost and expense, paint the exterior of the Building prior to December 31, 2015, subject to Landlord’s approval of the plans and specifications related thereto and in accordance with Landlord’s standard tenant improvement finishes and colors. Tenant shall perform such work in a good and workmanlike manner and in compliance with all applicable legal requirements with insured and licensed contractors approved by Landlord, which such approval may be conditioned upon Landlord receiving certificates of insurance from such contractors which evidence commercially reasonable insurance coverages carried by such contractors. Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition, or delay its approval of Tenant's contractors, as well as its approval of Tenant’s plans and specifications as set forth in this Section.

g.Notices. Effective as of the date hereinabove first written, (a) Landlord’s addresses for purposes of notices under Section 1.02 and Section 13.06 of the Lease are hereby changed to the following:

DCT 6TH & ROCHESTER LLC
c/o DCT Industrial Trust Inc.
518 17th Street, Suite 800
Denver, CO 80202
Attn: Legal Department

With a copy to:

c/o DCT Industrial Trust Inc.
12 Corporate Plaza, Suite 150
Newport Beach, CA 92660
Attn: Property Management

and (b) Tenant’s addresses for purposes of notices under Section 1.03 and Section 13.06 of the Lease are hereby changed to the following:

MONOPRICE, INC.
11701 6th Street
Rancho Cucamonga, CA 91730
Attn: President

With a copy to:

Blucora, Inc.
10900 8th Street, Suite 800
Bellevue, WA 98004

Attn: General Counsel

h.Renewal Option. All rights or options to renew or extend the Lease Term previously granted to Tenant are hereby deleted in their entirety. Tenant is hereby granted one (1) option to extend the Extension Term for the Premises for an additional period of two (2) years in accordance with the provisions set forth below:

a.Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Second Extension Term, no Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Extension Term for one (1) additional term of two (2) years (such additional term is hereinafter called the “Second Extension Term”) commencing on the day following the expiration of the Extension Term (hereinafter referred to as the “Commencement Date of the Second Extension Term”). Tenant shall give Landlord written notice (hereinafter called the “Extension Notice”) of its election to extend the Lease Term at least six (6) months, but not more than nine (9) months, prior to the scheduled expiration date of the Extension Term.

b.The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the greater of (i) one hundred three percent (103%) of the Base Rent applicable to the last year of the Extension Term and (ii) the then prevailing market rate for comparable space in the Property and comparable buildings in the vicinity of the Property taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such Premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Second Extension Amendment (defined below) at least five (5) months prior to the expiration of the Extension Term, then Tenant’s exercise of this renewal option shall be deemed withdrawn and the Lease shall terminate on its current expiration date.

c.The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Additional Rent and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Additional Rent and other items with respect to the Premises during the Second Extension Term without regard to any cap on such expenses set forth in the Lease.

d.Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extension Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease.

e.If Tenant does not give the Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

f.Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Second Extension Term. The Premises shall be tendered on the Commencement Date of the Second Extension Term in “as-is” condition.

g.If the Lease is extended for the Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Second Extension Amendment”).

a.If Tenant exercises its right to extend the Lease Term for the Second Extension Term pursuant to this Fourth Amendment, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Second Extension Term except as provided in Paragraph (d) above.
i.Broker. Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent, other than Michael McCrary and Jeff Bellitti of Jones Lang LaSalle (“Broker”) in connection with the negotiation and/or execution of this Fourth Amendment, and Tenant agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent (other than Broker), whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant. Broker shall be compensated by Landlord pursuant to the terms of a separate commission agreement.

j.Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease (other than this Fourth Amendment) and this Fourth Amendment, the provisions of this Fourth Amendment shall control. From and after the date hereof, references to the “Lease” (including, without limitation, any and all references contained in this Fourth Amendment) shall mean the Lease as amended by this Fourth Amendment.

k.Binding Effect. This Fourth Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

l.Headings. The paragraph headings that appear in this Fourth Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

m.Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by e-mail or facsimile and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by e-mail or facsimile, the parties will use best efforts to deliver originals as promptly as possible after execution.

n.Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

o.Authority. The parties represent and warrant to each other that it has full power, right and authority to execute and perform this Fourth Amendment and all corporate action necessary to do so have been duly taken.

p.Binding Agreement. Submission of this Fourth Amendment shall not be deemed to be an offer or an acceptance of the terms herein, and neither Landlord nor Tenant shall be bound by the terms herein until Landlord has delivered to Tenant, or to Tenant’s agent, or designated representative, a fully executed copy of this Fourth Amendment (which may be delivered in counterparts as described above), signed by both of the parties in the spaces herein provided.

q.Disclosure of Inspection Status.  In accordance with Civil Code Section 1938, Landlord hereby discloses that no inspection has been performed by a Certified Access Specialist with respect to the interior of the Premises.  Further, with respect to the common areas of the Building in which the Premises are located, Landlord hereby discloses that the common areas of the Building in which the Premises are located have not undergone an inspection by a Certified Access Specialist.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the dates set forth below, to be effective for all purposes, however, as of the date first set forth above.

LANDLORD:	TENANT:
DCT 6TH & ROCHESTER LLC,
a Delaware limited liability company

By: DCT Industrial Operating Partnership LP,
   a Delaware limited partnership,
   its Sole Member

   By: DCT Industrial Trust Inc.,
      a Maryland corporation,
      its General Partner
MONOPRICE, INC., a California corporation
By:__/s/ Bud Pharris ___________________ Name:__Bud Pharris____________________	By:_/s/ Bernard Luthi_________________ Name:_Bernard Luthi _________________
Title: _Managing Director_______________	Title: __President ____________________
Date: __11/20/14________________________	Date: __11/4/14 _____________________